Exhibit 10.2

English Summary of 2010 Share Incentive Plan of AnPac Bio-Medical Science Co., Ltd.

1.              Definition. Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

a.              “Company” means AnPac Bio-Medical Science Co., Ltd., a company incorporated under the laws of the British Virgin Islands.

b.              “Option” means a right granted to a Participant of the Plan to purchase a specified number of ordinary shares of the Company at a specified price during specified time periods.

c.               “Participant” means a person who, as an employee, director, officer or consultant of the Company or any of its subsidiaries, has been granted an Option pursuant to the Plan.

d.              “Plan” means this 2010 Share Incentive Plan of the Company, which was subsequently amended in 2015 and 2017.

2.              Purpose. The purpose of the Plan is to provide incentives to the management team, key employees and consultants of the Company and its subsidiaries.

3.              Number of Shares. On February 1, 2010, the shareholders and board of directors  of the Company (the “Board”) authorized the chairman of the Board to grant Options under the Plan to the eligible employees, directors, officers and consultants of the Company and its subsidiaries to purchase not exceeding 1,190,000 ordinary shares of the Company by July 1, 2017. On October 19, 2015, the shareholders and the Board resolved to increase the authorized number of shares underlying the Options under the Plan to 1,866,600 ordinary shares of the Company by July 1, 2017. On July 1, 2017, in order to provide additional incentives to attract and retain key employees, directors, officers and consultants of outstanding ability and to motivate them to exert their best efforts, the shareholders and the Board further resolved to grant additional Options under the Plan to purchase up to 860,000 shares of the Company by December 31, 2019. As of March 31, 2020, Options to purchase 1,163,500 Class A ordinary shares, par value $0.01 each, of the Company had been granted and were outstanding under this Plan.

4.              Eligibility. Persons eligible to participate in this Plan include the employees, directors, officers and consultants of the Company and its subsidiaries.

5.              Vesting Schedule. The plan administrator determines the vesting schedule. Subject to the terms of the relevant award agreements, the Options will vest each year in a four-year schedule for employees, directors and officers, or based on milestones of performance of the consultants, of the Company and its subsidiaries.

6.              Term and termination. The term of each Option shall be ten years from the date of grant of the Option. Notwithstanding the foregoing, the Company may forfeit all or part the Options granted to a Participant under the following circumstances:

a.     if the Participant violates criminal law, the Company may forfeit all of the Participant’s Options;

b.     if sufficient evidence indicates that the Participant divulged the Company’s trade secrets or caused harm to the Company’s reputation or otherwise violates criminal law, the Company may forfeit all of the Participant’s Options;

c.     if the Participant’s breach of duties caused damages to the Company, the Company may forfeit all of the Participant’s Options; and

d.     if the Participant’s employment is terminated by the Company, depending on the reasons for the termination of employment, the Company may forfeit all of the Participant’s Options or the unexercised portion of the Participant’s Options.

7.    Plan Administration.   The shareholders of the Company have authorized the chairman of the Board of the Company to administer the plan. The chairman of the Board may determine the grant date, number of options to be granted, Participants of the Plan, vesting conditions, exercise price and other terms and conditions of the Options.